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EXHIBIT 10.2

                               SERVICES AGREEMENT

      THIS SERVICES AGREEMENT (the "Agreement"), made this 19th day of October, 2004, by and between Xila Communications, LLC ("Xila") and eGIX, Inc. ("eGIX").

      WHEREAS, Xila operates as a telecommunications carrier within the State of Indiana pursuant to certificates of territorial authority issued by the Indiana Utility Regulatory Commission (the "IURC") for facilities-based and resold interexchange and local exchange service, and provides joint tenant, dedicated access and caller ID services to customers (the "Business");

      WHEREAS, concurrently herewith, Xila and eGIX are entering into a certain Asset Purchase Agreement (the "Purchase Agreement"), wherein Xila agrees to sell to eGIX, and eGIX agrees to purchase from Xila substantially all of the assets used by Xila in the operation of its Business; and

      WHEREAS, Xila desires to retain eGIX to provide the Services defined herein, and eGIX desires to provide such Services, all upon the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Xila and eGIX agree as follows:

                                    AGREEMENT

      1. Term. The term of this Agreement shall commence on the date hereof and continue until the earlier of (a) February 28, 2005, unless extended thereafter pursuant to the agreement of the parties, or (b) the Closing Date, as such term is defined in the Purchase Agreement (the "Term").

      2. Operational Control and Performance of Services.

            (a) Notwithstanding any provision in this Agreement to the contrary, during the Term, Xila shall maintain ultimate and complete control and authority over the operations of the Business, and eGIX shall provide the Services described below.

            (b) Upon the execution of this Agreement, eGIX will undertake the following responsibilities ((i), (ii) and (iii) below, collectively, the "Services").

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                  (i) diligently, faithfully and ardently promote and solicit individuals and business entities with operations located at Market Tower, the Illinois Building, Lockerbie Marketplace and the Century Building in Indianapolis, Indiana, to become customers of Xila or increase the type or breadth of telecommunications services they obtain from Xila and only from Xila;

                  (ii) monitor and make recommendations to Xila with respect to the day-to-day activities of the Business consistent with the terms herein; and

                  (iii) during the Term, eGIX shall be solely responsible for all financial aspects of the Business including, but not limited to, the billing and collection of receivables and the payment and discharge of all current obligations, including without limitation, trade accounts payable, in a manner consistent with Xila's past practice, and shall forward to Xila the sum of fifteen thousand dollars ($15,000.00) on or before the last day of each month, beginning October 31, 2004 ("Monthly Payment"), regardless of the profitability of the Business. No portion of the Monthly Payment shall apply to the Purchase Price under the Purchase Agreement. In the event the parties continue to operate under this Agreement for the billing period beginning February 1, 2005 and provided eGIX has completed all conditions precedent under the Asset Purchase Agreement, the entire amount of the Monthly Payment that is paid for the period beginning February 1, 2005 will be credited against the last payment required to complete the payment of the Purchase Price. Under no circumstances shall the Monthly Payment be credited against the first payments due under the Purchase Price after Closing as defined by the Asset Purchase Agreement. As consideration, eGIX will be entitled to the revenues of the Business earned and the expenses and liabilities generated by the Business in its books and records commencing October 1, 2004. eGix shall have the right to retain the profits thereof, and shall be liable for the losses and liabilities thereof. Xila will be responsible to remit all receipts related to revenues earned after October 1, 2004 to eGix correspondingly all expenses incurred after October 1, 2004

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      in connection with the Business are to be assumed by eGix and if to be reimbursed to Xila if paid.

            (c) The parties will reconcile the accounts payable and the accounts receivables of Xila as of October 1, 2004. All accounts payable and accounts receivable and cash as of October 1, 2004 are for the benefit and the responsibility of Xila without regard to eGIX. All revenues earned and liabilities incurred after October 1, 2004 in connection with the Business are for the benefit and responsibility of eGIX without regard to Xila.

            (d) In performing the Services, eGIX shall at all times: (i) conduct such marketing and monitoring activities in a lawful and professional manner and in accordance with all of the rules and regulations of the State of Indiana and the IURC; (ii) exercise sound business judgment in promoting and marketing the Business; (iii) refrain from taking any action with respect to the Business without the prior written consent of Xila including, but not limited to (x) incurring any indebtedness on behalf of Xila outside of the ordinary course of the Business; (y) entering into, amending, or terminating any written contract or agreement of Xila; and
      (z) acquiring or disposing of any assets of Xila; and (iv) immediately notify Xila of any events outside the normal course of the Business.

            (e) Concurrent with the execution of this Agreement, eGIX and Xila shall enter into a Telecommunications Services Agreement in substantially the form attached hereto as Exhibit A, pursuant to which:

                  (i) eGIX will provide to Xila local, long distance and international connectivity services;

                  (ii) eGIX will, on behalf of and in the name of Xila and only Xila, move customers of Xila from Xila's present service providers to eGIX's network in an orderly manner when appropriate and provided that (a) no penalties or liabilities will be incurred by Xila, eGIX, or any customer of Xila; (b) there will be no interruption in services provided by Xila to any customer; and (c) such migration is performed in accordance with all applicable laws; and

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                  (iii) the existing agreements between Xila and its
      connectivity providers will be terminated in an orderly manner without incurring any penalties or liabilities to eGIX, Xila, or any customer of Xila.

            (f) eGIX and Xila will work together to secure a long-term agreement between Xila and The Hawthorns such that Services will be provided as per the terms of this Agreement.

            (g) Employees of the Business will remain employees of Xila but will be directed and managed by eGIX in accordance with item
                  2) above. Employees will continue to be compensated at and receive benefits through the term of this agreement. eGix will reimburse Xila for the compensation and benefits provided to such employees and the specific related employer costs, including but not limited to employer taxes, workers compensation premiums, insurance premiums and other related costs. eGIX agrees to offer and secure employment to such individuals at a level of compensation or benefits commensurate with existing levels by the expiration of the term of this agreement. eGix indeminifies Xila for actions which incur during the oversight of such employees.

      3. Termination. In the event the transactions contemplated by the Purchase Agreement are not consummated, Xila has the following options:

            (a) Continuation of this Agreement and all its terms and conditions,

            (b) Terminate this Agreement with Xila having the right to continue to take Services from eGIX as Xila's underlying carrier, or

            (c) Terminate this Agreement and all Services to Customers and eGIX shall, within ten (10) days of the termination of this Agreement, deliver to Xila, or its designated agents, all books and records maintained by eGIX with respect to the Services performed and the operation of the Business.

      4. Restrictive Covenants. During the Term and for a period of eighteen
(18) months thereafter in the event the transactions contemplated by the Purchase Agreement are not consummated,

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eGIX, on its own behalf or on behalf of any entity in competition with Xila, in any capacity, may not, directly or indirectly, solicit or obtain any competing business from any present customer of Xila with whom eGIX had contact during the Term of this Agreement. It is understood and agreed that a "present customer" means any entity with whom Xila had an "ongoing business relationship" at the time of termination of this Agreement. An "ongoing business relationship" is generally understood and agreed to mean: (a) Services were provided by Xila to the entity during the Term of this Agreement; (b) Services had been contracted for or ordered by the entity during the Term, or (c) Negotiations were in progress between the entity and Xila for the provision of Services at the time of such termination.

      5. No Assignment; Binding upon Successors. This Agreement may not be assigned by eGIX or Xila to any other party without the prior written consent of the other party. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of their respective successors and personal representatives.

      6. Governing Law. This Agreement is subject to and shall be construed under the laws of the State of Indiana. The parties further agree that any dispute arising under this Agreement and/or any action brought to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction in Marion County, Indiana.

      7. Entire Agreement. This instrument contains the entire agreement between the parties with respect to this Agreement. It may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts shall together constitute one and the same instrument.

      8. Relationship of Parties. The sole relationship of eGIX and Xila under this Agreement shall be that of an independent contractor. eGIX shall not be construed as a joint venturer, partner or employee of Xila or the Business, and shall not have any power or authority to bind or obligate Xila or the Business in any manner except as expressly set forth herein.

      9. IURC Approval Process. Xila recognizes the sole reasons for the potential termination of this Agreement, during the term will be the inability to obtain approval by the IURC related to the execution of the aforementioned agreements or the material breech of the agreements by eGIX. Xila will

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give its best efforts to secure the approval of the IURC and complete that transaction and will, at all times, deliver to eGIX pertinent updates and information regarding the IURC approval process.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

eGIX, INC.                                           XILA COMMUNICATIONS, LLC.

By: /s/ Steven Johns                                 By: /s/ Manfred Hanuschek
    -----------------------                              ----------------------
Printed Name: Steven Johns                  Printed Name: Manfred Hanuschek
Print Title: President                      Print Title: Chief Financial Officer

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